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                                                           SEC FILE NUMBER

                                                               0-10990
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                                                            CUSIP NUMBER
  FORM 12b-25

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                                                            OMB APPROVAL
                                                            OMB 3235-0058
                                                        Expires: 31 OCT 1988
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

 [X]  Form 10-K   [ ] Form 11-K   [ ]  Form 20-F    [ ]  Form 10-Q

            For Period Ended:     September 30, 2001
                             ---------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

     Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.
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        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_______________
        ______________________________________________________________________

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  Part I - Registrant Information
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  Full Name of Registrant                   Castle Energy Corporation

  Former Name if Applicable

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  Address of Principal Executive Office (Street and Number)

                           One Radnor Corporate Center
                         100 Matsonford Road, Suite 250

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  City, State and Zip Code

                                Radnor, PA 19087

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  Part II -  Rules 12b-25 (b) and (c)
================================================================================
             If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

             (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or
         |        expense;
         |
  |X|    |   (b) The subject annual report/portion thereof will be filed on or
         |       before the fifteenth calendar day following the prescribed due
         |       date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

             (c) The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

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  Part III - Narrative
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             State below in reasonable detail the reasons why the Form 10-K,
             11-K, 20-F or 10-Q, or portion thereof, could not be filed within the prescribed time period.

             Filing of Form 10-K could not be completed within the prescribed time because review by independent auditors and clearance by the Audit Committee required more time than planned.
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  Part IV - Other Information
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   (1) Name and telephone number of person to contact in regard to this notification

          Richard E. Staedtler              610                 995-9400
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                (NAME)                  (AREA CODE)        (TELEPHONE NUMBER)

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   (2) Have all other periodic reports required (under Section
       13 or 15(d) of the Securities Exchange Act of 1934) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). |X| Yes |_| No

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   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |X| Yes |_| No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

       Net income, $1,716,000, is significantly less than the prior year, $5,069,000, because of impairment provision for Romanian drilling and changes in the Company's deferred tax valuation reserve.

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                            Castle Energy Corporation
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                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

   DATE      December 27, 2001                 BY    RICHARD E. STAEDTLER
       -------------------------------           ----------------------------
                                                    Chief Financial Officer

   INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
  ---------------------------------         ---------------------------------
  Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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                             GENERAL INSTRUCTIONS

   1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

   2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commission files.

   3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

   4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amended notification.